                           OFFER TO PURCHASE FOR CASH
                    UP TO 51% OF THE SHARES OF COMMON STOCK
                                       OF

                               ZAPME! CORPORATION
                                       AT
                              $2.32 NET PER SHARE
                                       BY

                         GILAT SATELLITE NETWORKS LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, NOVEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE TENDER OFFER AGREEMENT, DATED AS OF OCTOBER 3, 2000, BY AND AMONG GILAT SATELLITE NETWORKS LTD. ("PURCHASER"), ZAPME! CORPORATION (THE "COMPANY") AND CERTAIN PRINCIPAL STOCKHOLDERS OF THE COMPANY LISTED ON SCHEDULE A AND SCHEDULE B THERETO. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BASED ON, AMONG OTHER THINGS, THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF INDEPENDENT DIRECTORS THAT THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, HAS APPROVED AND ADOPTED THE TENDER OFFER AGREEMENT, AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK PAR VALUE $0.01 PER SHARE (THE "SHARES") OF THE COMPANY WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER, WOULD REPRESENT AT LEAST 17% OF THE OUTSTANDING SHARES (AS DEFINED IN THIS OFFER TO PURCHASE), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.

     CERTAIN STOCKHOLDERS OF THE COMPANY HAVE AGREED TO TENDER ALL OF THEIR SHARES IN THE OFFER, AND OTHER STOCKHOLDERS OF THE COMPANY HAVE GRANTED PURCHASER THE OPTION TO PURCHASE THEIR SHARES, IN EACH CASE AT A PRICE OF $2.32 NET PER SHARE. THE OPTION WILL ONLY BE EXERCISED IF THE SHARES TENDERED IN THE OFFER CONSTITUTE, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER, LESS THAN 51% OF THE OUTSTANDING SHARES (AS DEFINED IN THIS OFFER TO PURCHASE).

     THIS OFFER TO PURCHASE IS FOR UP TO THE NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER, CONSTITUTE 51% OF THE TOTAL NUMBER OF OUTSTANDING SHARES (AS DEFINED IN THIS OFFER TO PURCHASE).

                                   IMPORTANT

     Any stockholder of the Company wishing to tender all or any portion of its Shares in the Offer must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal together with certificates representing the Shares tendered and all other required documents to EquiServe Trust Company, N.A. (the "Depositary") or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares. See Section 3.

     Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to CIBC World Markets Corp. (the "Dealer Manager") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related tender offer materials may be obtained from the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank and trust companies or other nominee.

                      The Dealer Manager for the Offer is:
                               CIBC WORLD MARKETS

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
SUMMARY OF THE OFFER...............................................    i

INTRODUCTION.......................................................    1
   1.  Terms of the Offer; Proration...............................    3
   2.  Acceptance for Payment and Payment for Shares...............    5
   3.  Procedure for Tendering Shares..............................    6
   4.  Withdrawal Rights...........................................    9
   5.  Certain Federal Income Tax Consequences.....................    9
   6.  Price Range of Shares; Dividends............................   10
   7.  Effect of the Offer on the Market for Shares, Nasdaq
         Listing, Exchange Act, and Margin Regulation..............   11
   8.  Certain Information Concerning the Company..................   12
   9.  Certain Information Concerning Purchaser....................   13
  10.  Source and Amount of Funds..................................   15
  11.  Background of the Offer; Past Contacts, Transactions or
         Negotiations with the Company.............................   15
  12.  Purpose of the Offer; Plans for the Company.................   17
  13.  The Tender Offer Agreement..................................   19
  14.  Certain Conditions of the Offer.............................   24
  15.  Certain Regulatory and Legal Matters........................   25
  16.  Fees and Expenses...........................................   27
  17.  Miscellaneous...............................................   27

ANNEX I -- CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
  EXECUTIVE OFFICERS OF PURCHASER..................................  I-1

                              SUMMARY OF THE OFFER

     THIS SUMMARY OF THE OFFER HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER TO YOU AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE DEALER MANAGER AT ITS ADDRESS AND TELEPHONE NUMBER LISTED ON THE LAST PAGE OF THIS OFFER TO PURCHASE.

WHO IS OFFERING TO BUY MY SECURITIES?

     - We are Gilat Satellite Networks Ltd., an Israeli corporation formed in 1987.

     - With our global subsidiaries Spacenet Inc., Gilat Europe and Gilat Florida Inc., we are a leading provider of telecommunications solutions based on VSAT satellite network technology. We provide satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services. We are a joint venture partner, with Microsoft Corp., EchoStar Communications Corp. and ING Furman Selz Investments, in StarBand Communications Inc., a consumer, always-on, nationwide, two-way, high-speed satellite Internet service provider.

     - Our shares are listed on the Nasdaq National Market under the symbol "GILTF".

WHAT ARE THE SECURITIES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

     - We are offering to purchase the outstanding and issued shares of common stock of the Company up to a number of shares of common stock, which together with the shares we currently own, shall constitute 51% of the total shares of common stock of the Company outstanding as of the last business day prior to the consummation of the offer. See Sections 1 and 13.

     - We are not offering to purchase any other shares of capital stock of the Company.

     - In this Summary, references to "shares of common stock" or "shares" are references to the common stock of the Company.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     - We are offering to pay $2.32 per share, net to you, in cash, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related letter of transmittal. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

HAVE YOU ENTERED INTO ANY AGREEMENTS WITH THE COMPANY'S PRINCIPAL STOCKHOLDERS?

     - We have entered into a tender offer agreement with the Company and its principal stockholders pursuant to which certain principal stockholders have agreed to tender their shares in the offer. The number of shares held by these stockholders represent about 12.94% of the outstanding shares.

     - Certain other principal stockholders have granted us an option to purchase their shares of common stock at a purchase price of $2.32 per share. The number of shares held by these stockholders represent about 37.49% of the outstanding shares. We will exercise this option upon consummation of the offer, but only to the extent necessary for us to acquire 51% of the total number of shares of common stock outstanding as of the last business day prior to the consummation of the offer, taking into account the number of shares we beneficially own and the number of shares tendered prior to the expiration of the offer. See Sections 1 and 13.

     - If the offer is terminated because it fails to meet certain conditions, we have agreed to purchase and each of the principal stockholders have agreed in the tender offer agreement to sell all of their shares of common stock to us at a purchase price of $2.32 per share. See Sections 1 and 13.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     There is no financing condition to the offer, however:

     - we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents, together with the shares we currently own, at least 17% of the total number of shares of the Company outstanding as of the last business day prior to the consummation of the offer. See Sections 1 and 13.

     - We are not obligated to purchase any tendered shares if:

          - There is a material adverse change in the Company or its business;

          - There is any material litigation pending or threatened against the Company;

          - The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated; or

          - Other similar and necessary approvals have not been obtained or waiting periods applicable to the offer have not expired or been terminated. See Section 14.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

     - We have all of the necessary funds to acquire the tendered shares of common stock. The offer is not conditioned upon any financing arrangement. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     - We do not think our financial condition is relevant to your decision to tender your shares in the offer because:

          - The form of payment in the offer consists solely of cash and

          - Our offer is not subject to any financing condition. See Section 10.

HOW MUCH TIME DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     - You will have until at least 12:00 midnight, New York City time, on November 14, 2000 to tender your shares of common stock. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     - We expressly reserve the right to extend the period of time during which the offer remains open, if certain conditions to the offer have not been satisfied. See Section 1 and 13.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     - If we decide to extend the offer beyond November 14, 2000, we will inform EquiServe Trust Company, N.A., the depositary of the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

     To tender your shares in the offer, you must:

     - Complete and sign the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal and mail or deliver it together with your share certificates, and any other required documents, to the depositary of the offer no later than the time the offer expires;

     - Tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

     - If your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to Equiserve Trust Company, N.A. prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, tender your shares by complying with the guaranteed delivery procedures described in Section 3.

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, if we have not by December 17, 2000 agreed to accept your shares for payment. See Section 4.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     - To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary of the Offer while you still have the right to withdraw the shares. See Section
       4. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares.

WHAT HAPPENS IF MORE THAN THE NUMBER OF SHARES, WHICH TOGETHER WITH THE NUMBER OF SHARES WE BENEFICIALLY OWN, CONSTITUTE 51% OF THE TOTAL NUMBER OF SHARES OUTSTANDING AS OF THE LAST BUSINESS DAY PRIOR TO THE CONSUMMATION OF THE OFFER ARE TENDERED?

     - We are offering to purchase a number of shares, which, together with the number of shares we beneficially own, constitutes 51% of the total number of shares outstanding on the last business day prior to the consummation of the offer. If more than that number of shares is validly tendered and not withdrawn at the expiration of the offer, we will purchase shares on a pro rata basis. This means that we will purchase from each tendering shareholder a number of shares equal to the number of shares validly tendered and not withdrawn by such shareholder multiplied by a proration factor. The proration factor is equal to the number of shares we are offering to purchase divided by the total number of shares validly tendered and not withdrawn by all shareholders. See Section 1.

WHEN WILL I KNOW HOW MANY OF MY SHARES WERE ACCEPTED FOR PAYMENT?

     - Because of the difficulty of determining the number of shares validly tendered and not withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven Nasdaq National Market trading days after the expiration of the offer. The preliminary results of any proration will be announced by press release as promptly as practicable after the time we accept shares for payment pursuant to the offer. Shareholders may obtain such preliminary information from the Dealer Manager and may be able to obtain such information from their brokers. See Section 1.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     A special committee of the Company, consisting of independent directors, evaluated the offer and the related tender offer agreement.

     The Board of Directors, based on, among other things, the recommendation of the special committee, determined that the offer and the related tender offer agreement is in the best interests of the Company and its stockholders, and recommended that the stockholders of the Company accept the offer. See Section 1.

WILL THERE CONTINUE TO BE A PUBLIC MARKET FOR MY SHARES?

     - We intend to preserve a public market for the shares and continue making the required filings for the Company with the SEC.

     - However, because we will own 51% of the total shares outstanding following consummation of the offer, there is a risk that there may be so few remaining holders of the shares of common stock and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market or other securities markets, in which case there may not be a public trading market for the shares and the Company may cease making filings with the SEC with respect to the common stock. Accordingly, we cannot assure that there will be a public market for the shares. See Section 7.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     - If fewer than the number of shares which, together with the shares we beneficially own, constitute at least 17% of the total shares outstanding on the last business day prior to the consummation of the offer, are validly tendered and not withdrawn in the offer, then we are not obligated to purchase shares pursuant to the offer and may terminate the offer, in which case the shares will remain outstanding and continue to be traded on the Nasdaq National Market. However, if the offer is terminated or not consummated and we are not precluded by law or by judicial or administrative action from purchasing shares of common stock outside of the offer, we have agreed to purchase and each of the principal stockholders of the Company have agreed to sell us their shares of common stock in accordance with the tender offer agreement. We will purchase the shares of common stock held by each of the principal stockholders that are party to the tender offer agreement. See Sections 1 and 13. We will, therefore, own a majority of the Company's shares and will have the right to control the Company. See Section 7.

     - Our purchase of the shares will reduce the number of the shares that might otherwise trade publicly and may reduce the number of holders of the shares, which could adversely affect the liquidity and market value of the remaining shares held by the public.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     - On October 16, 2000, the last reported closing price per share reported on the Nasdaq National Market was $1.84 per share. On October 2, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $1.81 per share. We advise you to obtain a recent quotation for the Company's common stock in deciding whether to tender your shares. See
       Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

     - You can call CIBC World Markets Corp., the Dealer Manager, toll free at 1-800-999-6726. See the back cover of the Offer to Purchase.

To The Holders of Common Stock
of ZapMe! Corporation

                                  INTRODUCTION

     Gilat Satellite Networks Ltd., an Israeli corporation ("Purchaser"), hereby offers to purchase up to the number issued and outstanding shares of common stock, par value $0.01 per share (the "Shares") of ZapMe! Corporation, a Delaware corporation (the "Company"), which represents, together with the Shares beneficially owned by Purchaser, approximately 51% of the Outstanding Shares (the "Maximum Number of Shares") at a price of $2.32 per share net to the seller in cash, without interest thereon, all upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). "Outstanding Shares" shall mean the total number of Shares outstanding as of the last business day prior to the consummation of the Offer.

     Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. Purchaser will pay all fees and expenses of CIBC World Markets Corp., which is acting as the Dealer Manager for the Offer (the "Dealer Manager") and of EquiServe Trust Company, N.A. which is acting as the Depository for the Offer (the "Depositary") incurred in connection with the Offer. See
Section 16.

     The purpose of the Offer is for Purchaser to acquire a majority voting interest in the Company.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PURCHASER, SHALL CONSTITUTE AT LEAST 17% OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR CONDITION"). SEE SECTION 14.

     CERTAIN STOCKHOLDERS OF THE COMPANY HAVE AGREED TO TENDER ALL OF THEIR SHARES IN THE OFFER, AND OTHER STOCKHOLDERS OF THE COMPANY HAVE GRANTED PURCHASER THE OPTION TO PURCHASE THEIR SHARES, IN EACH CASE AT A PRICE OF $2.32 NET PER SHARE. THE OPTION WILL ONLY BE EXERCISED IF THE SHARES TENDERED IN THE OFFER CONSTITUTE, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER, LESS THAN 51% OF THE OUTSTANDING SHARES.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BASED UPON, AMONG OTHER THINGS, THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF INDEPENDENT DIRECTORS THAT THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, HAS APPROVED AND ADOPTED THE TENDER OFFER AGREEMENT (AS DEFINED BELOW), AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER.

     THOMAS WEISEL PARTNERS, FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED OCTOBER 3, 2000 (THE "FINANCIAL ADVISOR OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN LIMITATIONS AND ASSUMPTIONS, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES (OTHER THAN PURCHASER AND

THE PRINCIPAL STOCKHOLDERS) PURSUANT TO THE OFFER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF THE FINANCIAL ADVISOR OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, WILL BE ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH WILL BE FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER AND WHICH WILL BE MAILED TO HOLDERS OF SHARES. HOLDERS OF SHARES ARE ENCOURAGED TO, AND SHOULD, READ THE FINANCIAL ADVISOR OPINION IN ITS ENTIRETY.

     The Offer is being made pursuant to the Tender Offer Agreement dated as of October 3, 2000 (the "Tender Offer Agreement"), among the Company, Purchaser and certain principal stockholders of the Company listed on Schedule A thereto (collectively, the "Schedule A Stockholders") and certain other principal stockholders listed on Schedule B thereto (collectively, the "Schedule B Stockholders," and together with the Schedule A Stockholders, the "Identified Stockholders").

     The Tender Offer Agreement is more fully described in Section 13.

     The Company has represented to Purchaser that, as of August 31, 2000, there were 45,215,695 Shares issued and outstanding. Based upon such information, and assuming that no Shares are otherwise issued after August 31, 2000, if Shares representing at least 7,186,668 Shares in the aggregate are validly tendered and not timely withdrawn prior to the expiration of the Offer, the Minimum Condition will be satisfied.

     Purchaser will purchase up to the Maximum Number of Shares.

     Under the Tender Offer Agreement, the Schedule B Stockholders have agreed to validly tender in, and not withdraw from, the Offer all of their Shares (which, based upon the information set forth on Schedule B to the Tender Offer Agreement, equals in the aggregate 5,852,905 Shares, and which constitute approximately 12.94% of the total number of Shares outstanding as of October 3,
2000). In addition, pursuant to the Tender Offer Agreement, the Schedule A Stockholders have granted to Purchaser an option to purchase all of their Shares (which based upon the information set forth on Schedule A to the Tender Offer Agreement, equals in the aggregate 16,951,445 Shares, and which constitute approximately 37.49% of the total number of Shares outstanding as of October 3,
2000), which Purchaser shall exercise upon the consummation of the Offer at a price per Share equal to $2.32, but only to the extent necessary for Purchaser to acquire the Maximum Number of Shares (taking into account the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer). See Section 13.

     Thus, if the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer and exercises the option (if and to the extent necessary) to acquire a certain number of the Schedule A Stockholders' Shares, the Purchaser will be the beneficial owner of a majority of the Outstanding Shares. It is expected that at least a majority of the directors on the Company's Board of Directors will resign upon consummation of the Offer and the directors appointed by Purchaser will replace such directors. See Section 12.

     Alternatively, under the Tender Offer Agreement, if the Offer is terminated or is not consummated, and Purchaser is not precluded either directly or indirectly by applicable law or by administrative or judicial action from purchasing up to the Maximum Number of Shares outside of the Offer, each of the Identified Stockholders shall sell to Purchaser, and Purchaser shall purchase from each Identified Stockholder, the number of Shares set forth opposite from such Identified Stockholder's name on Schedule A and Schedule B, as the case may be, to the Tender Offer Agreement (collectively, the "Identified Stockholders Shares"), at a price per Share equal to $2.32. See Section 13.

     Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive dividends declared by the Company, if any, with a record date prior to the date on which Purchaser purchases the Shares pursuant to the Offer. See Section 6.

     Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CAREFULLY READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; PRORATION.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares up to the Maximum Number of Shares that are validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4. If more than the Maximum Number of Shares are validly tendered and not withdrawn at the Expiration Date of the Offer, Purchaser will purchase Shares on a pro rata basis from all tendering shareholders as explained herein. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 14, 2000, unless Purchaser shall have extended the period of time for which the Offer is open in accordance with the terms of the Tender Offer Agreement, or as may be required by applicable law, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. See Section 13.

     Purchaser may in its sole discretion, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, if at the then-scheduled Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived. However, under no circumstances shall the extension of the Offer be less than the minimum number of days required by the Exchange Act or by other applicable law. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     Upon the terms and subject to the conditions of the Offer, if more than the Maximum Number of Shares are validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser will accept for payment and pay for only the Maximum Number of Shares, on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) from each stockholder who has validly tendered Shares in the Offer based on the number of Shares properly tendered by each stockholder prior to the Expiration Date and theretofore not properly withdrawn. In the event that proration of tendered Shares is required, Purchaser shall determine the proration factor as soon as practicable following the Expiration Date. Because of the difficulty of determining the precise number of Shares validly tendered and not properly withdrawn prior to the Expiration Date (due in part to the guaranteed delivery procedures described in Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven Nasdaq National Market trading days after the Expiration Date. Stockholders may obtain such preliminary information from the Dealer Manager and may be able to obtain such information from their broker.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the expiration or termination prior to the Expiration Date of the applicable waiting period under the HSR Act. The Offer is also subject to satisfaction or waiver of other terms and conditions. See Section 14 . Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, in its sole discretion, to waive any of the conditions to the Offer, including without limitation, the Minimum Condition. If the Minimum Condition or any of the other conditions set forth in Section 14 have not been satisfied by 12:00 midnight, New York City time, on November 14, 2000 (or any other time then set as the Expiration Date), Purchaser may, subject to the terms of the Tender Offer Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the Expiration Date, as extended, (ii) not extend the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to the tendering stockholders. If all of the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible. Purchaser reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension promptly thereafter. However, under no circumstances shall any such extension be less than the number of days required by the Exchange Act or by any other applicable law. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     If Purchaser has not accepted for payment any Shares pursuant to the Offer prior to November 30, 2000, either Purchaser or the Company may terminate the Tender Offer Agreement, unless at such date the waiting period applicable to the consummation of the Offer under the HSR Act or any other necessary governmental filing shall not have expired or been terminated (except for such waiting periods (other than under the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Material Adverse Effect (as defined in Section 13 below) on the Company or Purchaser), in which case Purchaser shall begin accepting payment of Shares tendered in the Offer as soon as possible after the appropriate governmental agencies have given approval to the HSR Act and any other necessary governmental filings and shall not be grounds for termination of the Tender Offer Agreement, unless Purchaser and the Company mutually agree. However, the right to terminate the Tender Offer Agreement pursuant to preceding sentence shall not be available to either Purchaser or the Company, as the case may be, whose failure to perform any of its obligations under the Tender Offer Agreement results in the failure of the Offer to be consummated by November 30, 2000. See Section 13.

     If the Offer is terminated or not consummated, in each case solely because purchase by means of the Offer is precluded by applicable law or by judicial or administrative action, and such law or judicial or administrative action does not indirectly or directly preclude Purchaser for acquiring Shares outside of the Offer, the Identified Stockholder shall sell to Purchaser, and Purchaser shall purchase from the Identified Stockholders, the Identified Stockholders Shares, at purchase price per share equal to $2.32. See Section 13.

     Subject to the terms of the Tender Offer Agreement described above, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time, upon the occurrence of any of the Events set forth in
Section 14, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open beyond November 14, 2000, any delay in acceptance for payment of any tendered Shares or any termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d) and 14-d(6)(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the relevant facts and circumstances, including the relative materiality of the changes to such terms or information.

     The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares whose names appear on the Company's list of stockholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, and the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for up to the Maximum Number of Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 14. Purchaser, subject to the Tender Offer Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any applicable foreign antitrust laws. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) all other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment whose Shares have been accepted for payment, giving effect to proration in the event that the number of Shares validly tendered in, and not properly withdrawn from, the Offer exceeds the Maximum Number of Shares. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including, without limitation, proration due to tenders of more than the Maximum Number of Shares), or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more indirect majority owned and controlled subsidiaries of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment shall relieve Purchaser of its obligations under the Offer or prejudice any rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     VALID TENDERS. For a stockholder to tender Shares validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and all other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be complied with. If certificates for Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DESCRIBED BELOW DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and all other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS MUST BE FORWARDED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RIGHT OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEE. No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder wishes to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit certificates and all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered validly upon compliance with all of the following guaranteed delivery procedures:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates for all physically tendered Shares in proper form for transfer (and/or a Book-Entry Confirmation for all such Shares), together with a properly completed and duly executed Letter of Transmittal, and all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and all other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, mail or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation (ii) a properly completed and duly executed Letter of Transmittal, with all required signature guarantees, (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) all other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Tender Offer Agreement, or any defect or irregularity in the tender of any Shares. In all cases, Purchaser's interpretation of the Instructions to the Letter of Transmittal will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Company, the Dealer Manager, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability to any tendering stockholder for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal, a tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to (i) the Shares tendered by such stockholder and accepted for payment by Purchaser and (ii) all dividends, distributions (including, without limitation, distributions of additional Shares) and rights declared, issued, paid or distributed in respect of any such Shares on or after November 14, 2000 and payable or distributable to such stockholder on a date prior to the transfer to the name of Purchaser (or a nominee or transferee of Purchaser) on the Company's stock transfer record of such Shares (collectively, "Distributions"). All such powers of attorney and proxies are irrevocable and shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Purchaser accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares and all Distributions will, without further action, be revoked and no subsequent powers of attorney and proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and all Distributions, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof or in connection with any action that may be taken by consent in lieu of any meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights of record or beneficial holder with respect to such Shares and all Distributions, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent.

     BACKUP WITHHOLDING. In order to avoid "backup withholding" of United States ("U.S.") federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Purchaser's payment of Shares tendered pursuant to the Offer will constitute Purchaser's acceptance of the tendered Shares.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (other than the Shares of Schedule B Stockholders, which may not be withdrawn pursuant to the Tender Offer Agreement) and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 17, 2000 (or such later date as may apply if the Offer is extended). If Purchaser extends the Offer or if the purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, the tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-l(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. Any such delivery in an acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must, to be valid, specify (i) the name of the person who tendered the Shares to be withdrawn, (ii) the class and number of Shares to be withdrawn and (iii) the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must, to be valid, also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, its affiliates or assigns, the Dealer Manager, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability to any tendering stockholder for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal U.S. federal income tax consequences relating to the sale of Shares pursuant to the Offer. The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock-options or otherwise as compensation, or to holders of Shares who are subject to special provisions of the tax law (such as insurance companies, tax-exempt organizations, dealers in stocks and securities, and non-U.S. persons).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under
Section 3. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If the backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF THE U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CHANGE OF CONTROL OFFER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares have traded publicly on the Nasdaq National Market under the trading symbol "IZAP" since October 20, 1999, the date of the Company's initial public offering. Prior to the Company's initial public offering there was no established public trading market for the Shares. The Company's initial public offering price was $11.00 per share. The following table sets forth for each of the periods indicated the high and low sales prices per Share. Share prices for Fiscal Year Ended 1999 are as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company Form 10-K") and, in the case of 2000, as reported on the Nasdaq National Market System based on published financial sources.

                                                               HIGH     LOW
                                                              ------   -----
FISCAL YEAR ENDED DECEMBER 31, 1999
  October 20, 1999 to December 31, 1999.....................  $12.94   $6.13
                                                              ------   -----
FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................  $11.63   $5.88
                                                              ------   -----
  Second Quarter............................................  $ 8.00   $1.81
                                                              ------   -----
  Third Quarter.............................................  $ 4.19   $1.56
                                                              ------   -----

     On October 2, 2000, the last full day of trading prior to the date of the public announcement of the execution of the Tender Offer Agreement and the announcement that Purchaser had submitted to the Company a proposal to acquire up to the Maximum Number of Shares for $2.32 cash per share, the closing price per share for the Shares as reported on the Nasdaq National Market was $1.81.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive any dividends with respect to Shares declared by the Company, if any, with a record date prior to the date on which Purchaser purchases the Shares pursuant to the Offer. The Offer will expire at 12:00 midnight, New York City time, on November 14, 2000 unless extended as described elsewhere in this Offer to Purchase.

     According to the Company Form 10K, the Company has never declared or paid any cash dividends on the Shares and does not anticipate declaring and paying cash dividends on the Shares at any time in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, EXCHANGE ACT, AND MARGIN REGULATION.

     MARKET FOR THE SHARES. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NASDAQ LISTING. Purchaser currently does not intend to seek delisting of the Shares from the Nasdaq or the termination of the registration of the Shares under the Exchange Act following consummation of the Offer, although such Shares may nonetheless be delisted on the Nasdaq as described below.

     Because Purchaser will beneficially own 51% of the Outstanding Shares, there is a risk that the Shares may no longer meet the standards for continued listing on Nasdaq. According to NASDAQ's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     EXCHANGE ACT REGISTRATION. The Shares currently are registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "National Securities Exchange" and, in connection with stockholders' meetings, there are fewer than 300 record holders of Shares. The termination of registration of the Shares under the Exchange Act would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders and the requirements of Rule l3e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting.

     MARGIN REGULATIONS. The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K"), the Company's Prospectus related to its initial public offering filed with the SEC on October 20, 1999 (the "Company's Prospectus") and the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and June 30, 2000 (together, the "Company 10-Q"), as filed with the Commission pursuant to the Exchange Act, and other publicly available information. Although Purchaser does not have any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of Purchaser, any of its affiliates, or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

     The Company is a Delaware corporation with its principal executive offices located at 3000 Executive Parkway, San Ramon, California, 94583.

     The Company currently provides an advertising-supported, free broadband Internet access network for schools nationwide, using a satellite-based network.
r)Star Broadband Networks, Inc., a subsidiary of the Company ("r)Star"), develops, provides and manages satellite-based networks for large-scale deployment across corporate enterprises, educational systems, and user communities of interest. r)Star's core products include remote high-speed Internet access, data delivery, high-quality video and networking services distributed though its satellite broadband Internet gateway and bi-directional solutions.

     SELECTED FINANCIAL INFORMATION. Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Prospectus, the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               ZAPME! CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              FOR THE THREE MONTHS         FOR THE YEAR ENDED
                                                ENDED (UNAUDITED)           DECEMBER 31,(1)
                                              ---------------------   ----------------------------
                                              JUNE 30,    JUNE 30,
                                                2000        1999        1999       1998      1997
                                              ---------   ---------   ---------   -------   ------
Revenue.....................................  $  7,256    $    141    $   2,542   $     0   $    0
Net income (loss) after taxes...............   (14,366)     (5,780)     (27,127)   (5,031)     581
Net earnings (loss) per Share (fully
  diluted)..................................     (0.34)      (0.67)       (2.30)    (0.48)   (0.05)

---------------
(1) There were no cash dividends paid or declared on common stock during any of these three periods.

                                                       AS OF JUNE 30,       AS OF DECEMBER 31,
                                                       --------------   --------------------------
                                                            2000          1999      1998     1997
                                                       --------------   --------   -------   -----
BALANCE SHEET DATA
Cash and Cash Equivalents............................     $ 81,848      $112,714   $   815   $ 275
Total Assets.........................................      151,902       151,192     3,603     349
Long-term Debt(1)....................................       21,783        13,292       269     462
Shareholders' Equity.................................       96,920       114,313    (2,123)   (512)

---------------
(1) Net of current portion of long-term debt.

     AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for public inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9.  CERTAIN INFORMATION CONCERNING PURCHASER.

     GENERAL. Purchaser, a corporation formed under the laws of Israel, was incorporated in 1987. The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers and directors of Purchaser and certain other persons are set forth on Annex I.

     The principal executive office of Purchaser is located at 21/D Yegia Kapayim Street, Daniv Park, Kiryat Arye, Petah Tikva, Israel.

     Purchaser with its global subsidiaries Spacenet Inc., Gilat Europe and Gilat Florida Inc., is a leading provider of telecommunications solutions based on VSAT satellite network technology. Purchaser provides satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services. Purchaser is also a joint venture partner, with Microsoft Corp., EchoStar Communications Corp. and ING Furman Selz Investments, in StarBand Communications Inc., a consumer, always-on, nationwide, two-way, high-speed satellite Internet service provider.

     FINANCIAL INFORMATION. Set forth below is certain consolidated summary information with respect to Purchaser which is excerpted or derived from Purchaser's (i) Report of Foreign Issuer on Form 6-K for the month of August, filed with the Commission on August 10, 2000 (ii) Annual Report on Form 20-F for the fiscal year ended December 31, 1999, filed with the Commission on June 30, 2000 and (iii) Annual Report on Form 20-F for fiscal year ended December 31, 1998, filed with the Commission on June 30, 1999. More comprehensive financial information is included in such report and other documents filed by Purchaser with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable from the Commission in the manner set forth in Section 8 although certain information may not be available on-line through EDGAR.

                         GILAT SATELLITE NETWORKS LTD.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FOR THE SIX MONTHS
                                              ENDED JUNE 30,            FOR THE YEAR ENDED
                                                (UNAUDITED)                DECEMBER 31,
                                            -------------------   ------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   --------
Revenues..................................  $194,547   $140,498   $337,873   $155,335   $103,690
Operating income (loss)...................    15,997     19,525     20,251    (74,609)    16,506
Net income (loss).........................    15,638     20,102     19,611    (79,383)    16,944
Earnings (loss) per share-diluted.........      0.65       0.97       0.92      (7.18)      1.51

                                                    AS OF JUNE 30,         AS OF DECEMBER 31,
                                                    --------------   ------------------------------
                                                         2000          1999       1998       1997
                                                    --------------   --------   --------   --------
BALANCE SHEET DATA
Cash and Cash Equivalents.........................     $ 67,418      $ 33,381   $  7,564   $ 15,704
Total Current Assets..............................      651,544       359,380    191,389    112,840
Total Current Liabilities.........................      104,320        94,073    102,162     27,759
Other Long-term Liabilities.......................       23,337         8,089        284         --
Convertible Subordinated Notes....................       75,000        75,000     75,000     75,000
Shareholders' Equity..............................      603,801       499,823    222,620    108,338

     Except as set forth in this Offer to Purchase, including Section 11, none of Purchaser and, to the best knowledge of Purchaser, any of the persons listed on Annex I or any associate or majority owned subsidiary of Purchaser, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares.

     Except as set forth in this Offer to Purchase, including Section 11, none of Purchaser and, to the best knowledge of Purchaser, any of the persons listed on Annex I, owns any Shares and none of them has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, including Section 11, none of Purchaser and, to the best knowledge of Purchaser, any of the persons listed on Annex I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. None of Purchaser and, to the best knowledge of Purchaser, any of the persons listed on Annex I has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to the Offer.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, its subsidiaries, or, to the best knowledge of Purchaser, any of the persons listed on Annex I, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission applicable to the Offer.

10.  SOURCE AND AMOUNT OF FUNDS.

     If the Maximum Number of Shares are validly tendered in the Offer and acquired by Purchaser, the aggregate purchase price for such Shares and all estimated commissions, fees and expenses relating to the Offer will be approximately U.S. $54,000,000 million. Purchaser has sufficient funds to consummate the Offer and does not anticipate borrowing or otherwise obtaining funds from any third parties. The Offer is not subject to any financing contingency.

     If the Offer is consummated by any of Purchaser's direct or indirect majority-owned and controlled subsidiaries, such subsidiary will receive all necessary funds to consummate the Offer through capital contributions from Purchaser and its affiliates.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     PAST CONTACTS AND TRANSACTIONS WITH THE COMPANY. Purchaser currently holds 500,000 Shares, of which 300,000 Shares were acquired in December 1998 and 200,000 in February 1999. These Shares were acquired in privately negotiated transactions at $5.00 per share. In addition, certain officers and directors of Purchaser hold an aggregate of 382,273 Shares, including Shares held in various trusts.

     Neither Purchaser nor its officers or directors are eligible to participate in this Offer, and there are no arrangements or agreements between such officers and directors and the Company or between Purchaser and the Company with respect to the Shares they hold.

     In 1998, the Company began to purchase VSAT data communications equipment (including satellite uplink equipment and satellite receiver cards) from Purchaser. In 1999, the parties expanded their business relationship to cover purchase of services and equipment from Purchaser's wholly-owned subsidiary, Spacenet Inc. ("Spacenet").

     On June 11, 1999, the Company and Spacenet entered into a service agreement (the "Service Agreement") whereby Spacenet was to provide the Company with equipment, installation, maintenance and space segment for a fixed fee per school installment. The Service Agreement provided for a minimum of 500 school sites to be installed within 3-months of the effective date, a minimum 3-year service term per site, and a fixed monthly fee per site. Commencing in July 1999, Spacenet began installing and leasing satellite equipment, as well as providing the space segment and operation and maintenance services under the Service Agreement. The Service Agreement was amended on July 19, 1999 to adjust pricing, and amended and restated on September 30, 1999, to expand Spacenet's responsibilities to provide a complete end-to-end, two-way broadband solution and to increase the minimum number of sites to 2,000.

     Sales to the Company of Purchaser and its affiliates amounted to $447,000 in 1998, $35,812,192 in 1999 and $22,287,150 in the first nine months of the year 2000. Purchaser provided financing terms for a portion of these sales. Such financing obligations are included in the Company's financial statements as capital lease obligations.

     In 1999, the Company provided advertisement services to Purchaser's subsidiary Spacenet. On December 30, 1999, Purchaser and the Company entered into an Agreement for advertising and consulting services for Purchaser and its affiliates (the "ZapMe Agreement"). The services under the ZapMe Agreement were substantially geared to provide information to assist Purchaser in the launch of new satellite-to-home services to be offered by Gilat-to-Home, now StarBand Communications, Inc., a joint venture among the Purchaser, Microsoft, Echostar and ING Furman Selz Investments. The Company provided a beta test network for new product features and development concepts, and StarBand paid for the costs of these services.

     Yoel Gat, a co-founder of Purchaser, its Chairman and CEO, was a director of the Company from June 1999 through October 1999. On October 15, 1999, Mr. Gat resigned from the Company's Board of Directors, but the Purchaser retained observer rights on the Board, which give the Purchaser's designee the opportunity to participate in most Board discussions. The Purchaser's designee did not participate in any discussions of the Company's Board of Directors relating to the Offer.

     NEGOTIATIONS WITH THE COMPANY. Since 1998, Purchaser and Spacenet have been important suppliers of equipment and services to the Company. Purchaser has also been a shareholder of the Company.

     In February 2000, Purchaser, through its Spacenet subsidiary, began discussions with the Company, through its r)Star subsidiary, regarding technical support of key vertical enterprise markets of interest to Purchaser. Purchaser informed the Company of its intent to build web-based networks for vertical market segments, combining Purchaser's satellite technology with a customized browser to enable e-commerce transactions between small to medium-sized businesses and their suppliers.

     Purchaser provided the Company with specifications for the development of a demonstration system for presentation to potential supplier partners and users. Beginning on April 3, 2000, the Company attended a series of business development meetings sponsored by Purchaser. In the course of these meetings, Purchaser presented its service concept to key suppliers in the food service, automotive repair and pharmacy market segments, and collected market research regarding applications and other technical requirements necessary for these vertical markets.

     In June 2000, Purchaser delivered to the Company a specification for a customized browser for technical support of the Purchaser's vertical initiatives. The parties agreed that the Company would be compensated for its technology, based on a revenue share model, to be negotiated prior to conclusion of the first vertical initiative transaction, which has not yet occurred.

     As a consequence of and during the above activities, Purchaser developed a strong interest to acquire the Company's infrastructure in order to accelerate its vertical market initiatives.

     In June 2000, the Company began discussing with Purchaser potential changes in its traditional education business and the ability to reposition the Company with a focus on the vertical opportunities in an effort to improve its financial performance. On July 11, 2000, Yoel Gat met with Lance Mortensen and Rick Inatome, at that time the Company's Chairman and CEO, respectively, to discuss the potential acquisition of all or part of the Company by Purchaser.

     On July 20, 2000, July 23, 2000 and July 24, 2000, officers of Purchaser and the Company met and held conference calls to further discuss the possibility of an acquisition and to review the Company's financial condition.

     On August 8, 2000, representatives of Purchaser and of the Company met to discuss a potential cooperative agreement between the Company and one of Purchaser's subsidiaries, as well as to review the technical characteristics of the Company's browser.

     On August 21, 2000, Messrs. Gat and Mortensen held a telephone conversation to discuss a potential investment of Purchaser in the Company's r)Star subsidiary, instead of an acquisition of the Company. On August 24, 2000, Purchaser submitted to the Company a draft term sheet outlining the proposed
r)Star investment. Between August 28 and August 30, 2000, Mr. Gat and other representatives of Purchaser negotiated the term sheet with Messrs. Mortensen and Inatome, and developed and reviewed business model assumptions for r)Star. However, in early September the parties discontinued their discussions regarding the proposed r)Star investment plan.

     On September 11, 2000, Messrs. Gat and Leibovitch, Purchaser's CFO, held a conference call with Messrs. Mortensen and Inatome to discuss various options for investment in, or acquisition of, the Company. It was decided that the parties would continue to explore the possibility of an acquisition of all or a substantial interest in the Company by Purchaser.

     On September 17, 2000, counsel to Purchaser provided counsel to the Company with a proposed draft acquisition agreement.

     At a special meeting held on September 17, 2000, the Board of Directors of the Company formed a special committee comprised of independent officers (the "Special Committee") to consider a definitive agreement from Purchaser.

     On September 18, 2000, Purchaser and the Company entered into a confidentiality agreement and on September 19, 2000, Purchaser began conducting financial and legal due diligence.

     On September 20, 2000, respective counsel to Purchaser and the Company began discussions on the draft acquisition agreement.

     On September 27, 2000, Messrs. Leibovitch and Mortensen decided to effect the transaction by way of a tender offer to acquire 51% of the capital stock of the Company, subject to (i) final agreement on pricing and other terms, (ii) approval of the contemplated transaction by the Boards of Directors of the Company and Purchaser, and (iii) receipt by the Company of a fairness opinion from its financial advisor.

     On September 30, 2000, Purchaser's Board of Directors approved the contemplated Offer and, thereafter, on October 1, 2000, after discussions with the Special Committee, the Company's Board of Directors approved the proposed Offer subject to the receipt of the fairness opinion.

     On October 3, 2000, Purchaser, the Company and certain Company stockholders agreed on the final offer price and executed a definitive Tender Offer Agreement. Thereafter, the Company received a fairness opinion from Thomas Weisel Partners, financial advisor to the Company and a joint press release announcing the transaction was issued.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     PURPOSE OF THE OFFER. The purpose of the Offer is to enable Purchaser to acquire a majority of the Outstanding Shares and, as a result, the Company will be a direct majority-owned subsidiary of Purchaser.

     RULE 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Although, the purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, Purchaser has no current intention to do so. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future business combination with Purchaser.

     PLANS FOR THE COMPANY. The Service. The Company intends to aggregate horizontal business applications, such as merchant payment services, in-store audio and video, and employee benefits administration, and bundle these services with dedicated connections, via a satellite-based network, to vendors and other Application Service Providers specific to targeted industries. The Company's managed browser technology enables an industry-specific Internet access user interface, a managed environment for conducting business transactions or viewing web-based content and training.

     For instance, an offering to the automotive repair vertical market could include an always-on link from privately-owned body shops to many key suppliers for the market. The user would have access to buying services, payment processing services, electronic filing of insurance collision damage estimates, and other back office services such as payroll processing. Users will have an always-on high-speed Internet connection and on the same antenna, can receive DISH Network television services, if desired.

     Vendors would be able to multicast their most current pricing, inventory, and product information to each location in the vertical network, with the data cached locally at the user location. The vendor would effectively have a continuous connection to its customer.

     The Company plans to generate revenues for this service from both the end users, who will be charged for Internet access and other horizontal services, and from the suppliers, who will be charged for the dedicated connection and e-commerce, and advertising access to their customers.

     The Strategy. Purchaser plans to reposition the Company to become a leading provider of satellite-based e-business services to vertical markets, defining a new business services market for small and medium enterprises.

     Purchaser has significant experience in operating enterprise retail networks and consumer-based networks, and complements the Company's experience in building browser technology for vertical markets and marketing and managing relationships with small entities. The Company intends to leverage these strengths and pursue a number of strategies to obtain its goal as follows:

     - Rapidly build a base of paying subscribers in several vertical markets, using the marketing power of the key suppliers to identify, enroll and retain subscribers

     - Build value-added revenues in addition to access fees, through delivery of additional horizontal services such as payment and insurance processing, employee benefits administration, and other e-commerce services

     - Quickly build additional vertical markets by serving as an incubator, which provides other Vertical Service Providers with an easier path for providing connectivity to their customers

     - Retain technical leadership by further research and development on the integration of the browser and satellite technology

     - Achieve a more efficient financial structure through divestiture of the fixed assets associated with the former advertising-supported school network, and instead re-focus on fee-based customers and assets.

     In addition, the Company and Purchaser may enter into several transactions, which may include the following:

     - The Company will acquire Purchaser's existing vertical market businesses, at their book value

     - Purchaser will license certain technologies of the Company for use in international markets, and will pay royalties for such use

     - Purchaser will use the Company as a reseller for equipment, along with Purchaser's Spacenet subsidiary.

     Schools currently served by the Company will continue to receive Internet service, although going forward the Company will discontinue the installation of free computer labs for schools. In conjunction with its decision to transition to a vertical business market focus, the Company will explore other strategic partnerships or alternatives, including the divestiture of its educational network.

     In addition, it is expected that at least a majority of the current Board of Directors of the Company will resign and that directors designated by Purchaser will be elected to fill the vacancies. In order to reflect its new ownership and business focus, Purchaser may also consider causing the Company to change its name and its Nasdaq trading symbol.

     Purchaser also intends to continue to review the condition of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel, and to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy as well as integration of the Company or parts thereof with other related business of Purchaser.

13.  THE TENDER OFFER AGREEMENT

     THE FOLLOWING SUMMARY OF CERTAIN MATERIAL PROVISIONS OF THE TENDER OFFER AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE TO, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE TENDER OFFER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE.

     THE OFFER. The Tender Offer Agreement provides for the commencement of the Offer by Purchaser. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject only to the satisfaction or waiver by Purchaser of the conditions set forth in Section 14 hereof. If all the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible. Pursuant to the Tender Offer Agreement, Purchaser may (but is under no obligation to) extend the Offer from time to time in its sole discretion in the event that, at a then-scheduled Expiration Date, all of the conditions to the Offer have not been satisfied. Each such extension, however, shall not be less than the number of days required by the Exchange Act or by other applicable law. Purchaser may extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension promptly thereafter. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares.

     Under the Tender Offer Agreement, each of the Schedule B Stockholders has agreed to irrevocably tender in the Offer the number of Shares held by such Schedule B Stockholder as set forth opposite such Schedule B Stockholder's name on Schedule B to the Tender Offer Agreement. In addition, each of the Schedule A Stockholders, pursuant to the Tender Offer Agreement, have granted to Purchaser the right and option to purchase the number of Shares held by such Schedule A Stockholder as set forth opposite such Schedule A Stockholder's name on Schedule A to the Tender Offer Agreement, at a per share price equal to $2.32. Purchaser shall exercise the option granted by the Schedule A Stockholders upon consummation of the Offer, but only to the extent necessary for Purchaser to acquire the Maximum Number of Shares (taking into account the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer).

     If Purchaser has not accepted for payment any Shares pursuant to the Offer prior to November 30, 2000, either Purchaser or the Company may terminate the Tender Offer Agreement, unless at such date the waiting period applicable to the consummation of the Offer under the HSR Act or any other necessary governmental filing shall not have expired or been terminated (except for such waiting periods (other than under the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Material Adverse Effect (as defined below) on the Company or Purchaser), in which case Purchaser shall begin accepting payment of Shares tendered in the Offer as soon as possible after the appropriate governmental agencies have given approval to the HSR Act and any other necessary governmental filings and shall not be grounds for termination of the Tender Offer Agreement, unless Purchaser and the Company mutually agree. However, the right to terminate the Tender Offer Agreement pursuant to preceding sentence shall not be available to either Purchaser or the Company, as the case may be, whose failure to perform any of its obligations under the Tender Offer Agreement results in the failure of the Offer to be consummated by November 30, 2000. See the section entitled "Termination" set forth below.

     In the event that the Tender Offer Agreement is terminated, Purchaser has agreed to terminate the Offer promptly without accepting any Shares for payment.

     If the Offer is terminated or not consummated solely because acquisition by Purchaser of the Shares is precluded by law, administrative or judicial action, and such law, administrative or judicial action does not directly or indirectly preclude Purchaser's acquisition of the Maximum Number of Shares outside of the Offer, the Identified Stockholders shall sell to Purchaser, and Purchaser shall purchase from the Identified Stockholders, the Identified Stockholders' Shares at a purchase price per share equal to $2.32. The aggregate number of Shares of the Identified Stockholders, as set forth on Schedule A and Schedule B to the Tender Offer Agreement, equals 22,804,350 Shares, which constitutes, together with the Shares beneficially owned by Purchaser, 51.54% of the total number of Shares outstanding as of October 3, 2000.

     The Company's employee stock options will be unaffected by the consummation of the Offer, and such plans will remain in full force and effect and shall be administered in accordance with their terms and conditions.

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Tender Offer Agreement, the Company has made customary representations and warranties to Purchaser, including, but not limited to, representations and warranties relating to the Company's organization and qualification, its subsidiaries, capitalization, authority to enter into the Tender Offer Agreement and carry out the transactions contemplated thereby, filings made by the Company with the Commission under the Securities Act and the Exchange Act, litigation, employee relations and benefits, taxes, Board of Directors approval, properties, environmental matters, undisclosed liabilities, absence of questionable payments, intellectual property, and insurance.

     Purchaser has also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Purchaser's organization and qualification, its authority to enter into the Tender Offer Agreement and carry out the transactions contemplated thereby, the number of Shares Purchaser beneficially owns, litigation, and that Purchaser will have sufficient funds available to it to purchase the Shares.

     In addition, each of the Identified Stockholders has made certain representations and warranties to Purchaser and Company, relating to the Identified Stockholders' power and authority to enter into the Tender Offer Agreement and to consummate all of its obligations contemplated thereby, that such Identified Stockholder has valid title to its Shares, free and clear of all liens and encumbrances, and that the number of Shares set forth across such Identified Stockholder's name on Schedule A or Schedule B to the Tender Offer Agreement, as the case may be, is a true and accurate number of the number of Shares held by such Identified Stockholder as of October 3, 2000.

COVENANTS RELATING TO THE CONDUCT OF BUSINESS

     THE COMPANY. Pursuant to the Tender Offer Agreement, the Company may take certain action, prior to the expiration of the Offer, to significantly contract its business operations in accordance with the business plans previously discussed with Purchaser or as otherwise agreed to by Purchaser. Subject to the foregoing, the Company has agreed that until the date the Offer expires, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by Tender Offer Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Tender Offer Agreement, prior to the consummation of the Offer, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

          (i) amend its Certificate of Incorporation or Bylaws or other organizational documents;

          (ii) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options;

          (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in Tender Offer Agreement;

          (iv) (A) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries, in the ordinary course of business and consistent with past practices; or (C) make any loans, advances or capital contributions to, or investments in, any other person in an aggregate amount exceeding $50,000;

          (v) (A) increase in any manner the compensation of any employee, director or officer except in the ordinary course of business consistent with past practice; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or (D) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the Tender Offer Agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date of the Tender Offer Agreement; provided, however, that this clause (D) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (vi) except as otherwise expressly contemplated by the Tender Offer Agreement, enter into any other agreements, commitments or contracts, except for (A) agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Company or its subsidiaries not in excess of $50,000, or (B) leases for rental space in an amount not to exceed $50,000 for any lease;

          (vii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

          (viii) authorize or commit to make capital expenditures in excess of $50,000;

          (ix) make any change in the accounting methods or accounting practices followed by the Company;

          (x) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of Purchaser;

          (xi) make any election under the Internal Revenue Code that would have a Material Adverse Effect (as defined below); or

          (xii) agree to do any of the foregoing.

     A "Material Adverse Effect" with respect to Purchaser or the Company, as the case may be, means any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Purchaser or the Company, as the case may be, and its subsidiaries, taken as a whole; provided, that changes or effects which are primarily and directly caused by the execution and delivery of the Tender Offer Agreement or the announcement of the transactions contemplated hereby shall not constitute a Material Adverse Effect (it being understood that in any controversy concerning the applicability of this proviso, the party claiming the benefit of this proviso shall have the burden of proof with respect to the elements of such proviso).

     ADDITIONAL EFFORTS. Upon the terms and subject to the conditions set forth in the Tender Offer Agreement, each of the Company and Purchaser has agreed to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Tender Offer Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging the Tender Offer Agreement or the consummation of the transactions contemplated thereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, and
(vi) to fulfill all conditions to the Tender Offer Agreement.

     ACQUISITION PROPOSALS. The Tender Offer Agreement provides that the Company and all of its affiliates will not, directly or indirectly (through any directors, officers, employees, agents, representatives or otherwise) (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or the acquisition of all or any significant assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Proposal"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Purchaser and its representatives) with respect to any Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by the Tender Offer Agreement. Notwithstanding the foregoing, in the event that prior to the consummation of the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to respond to an Unsolicited Superior Proposal (as defined below) in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Offer and the Tender Offer Agreement or (y) approve or recommend an Unsolicited Superior Proposal or terminate the Tender Offer Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Unsolicited Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by the Company pursuant to clause (y) until a time that is after the fifth (5th) business day following Purchaser's receipt of written notice advising Purchaser that the Board of Directors of the Company has received an Unsolicited Superior Proposal, specifying the material terms and conditions of such Unsolicited Superior Proposal and identifying the person making such Unsolicited Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel. If the Board of Directors takes any action pursuant to the foregoing clauses (x) and (y), the Company shall within two business days of such action pay Purchaser an amount equal to 3% of the consideration payable by Purchaser under the Tender Offer Agreement for the Maximum Number of Shares that may be tendered in the Offer and reimburse Purchaser for any of Purchaser's out of pocket expenses (including without limitation fees and expenses of outside professionals) (the "Termination Fee") by wire transfer of immediately available funds to an account specified by Purchaser.

     An "Unsolicited Superior Proposal" means any bona fide, unsolicited, written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the shares of the Company's common stock then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer.

     The Tender Offer Agreement provides that the foregoing provisions will not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that except as set forth above, neither the Company nor its Board of Directors nor any committee thereof shall, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Tender Offer Agreement or the Offer or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

     INDEMNIFICATION. The Tender Offer Agreement provides that Purchaser has agreed to indemnify the Company's officers and directors to the same extent that it indemnifies its own officers and directors. To that end, Purchaser shall cause to be maintained in effect for not less than two years from the date the Offer expires the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring on or prior to the date the Offer expires; provided, that in no event shall Purchaser or the Company be required to expend annually more than 200% of the amount that the Company spent in the last fiscal year to maintain or procure such insurance coverage.

     Also, under the Tender Offer Agreement, each of the Identified Stockholders has agreed individually, not jointly and severally, to indemnify Purchaser for any liability or loss incurred by Purchaser as a result of (i) the inaccuracy of any representation or warranty made by such Identified Stockholder in the Tender Offer Agreement or (ii) any breach by such Identified Stockholder to perform all of its obligations under the Tender Offer Agreement.

     TERMINATION. The Tender Offer Agreement may be terminated at any time prior to the time Purchaser purchases the Shares pursuant to the Offer by either the Company's stockholders or Purchaser's stockholders:

     By either Purchaser or the Company:

          (i) if Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to November 30, 2000, unless at such date the waiting period applicable to the consummation of the Offer under the HSR Act or any other necessary governmental filing shall not have expired or been terminated (except for such waiting periods (other than under the HSR
     Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Material Adverse Effect on the Company or Purchaser), in which case Purchaser shall begin accepting payment of Shares tendered in the Offer as soon as possible after the appropriate governmental agencies have given approval to the HSR Act and any other necessary governmental filings and shall not be grounds for termination of this Agreement, unless the parties hereto mutually agree; provided, further, however, that the right to terminate the Tender Offer Agreement pursuant to this paragraph (i) shall not be available to any party whose failure to perform any of its obligations under the Tender Offer Agreement results in the failure of the Offer to be consummated by such time; or

          (ii) if any Restraint having any of the effects set forth in the preceding paragraph shall be in effect and shall have become nonappealable. A "Restraint" shall mean any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing Purchaser from acquiring the Identified Stockholders Shares.

     By Purchaser:

          (i) if the Company or any Identified Stockholder shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Tender Offer Agreement (including each of the Company's obligations described in "Acquisition Proposals");

          (ii) if (A) any of the provisions summarized in the section entitled "Acquisition Proposals" set forth above (collectively, the "Acquisition Proposal Provisions"), shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, in any material respect and the Company shall have failed promptly to terminate the activity giving rise to such breach and used best efforts to cure such breach, or (B) the Company shall breach the Acquisition Proposal Provisions by failing to promptly notify Purchaser as required thereunder; provided, in the case of (A), the Company shall comply with applicable requirements relating to the payment (including the timing of any payment) of Purchaser's expenses and the required Termination Fee described in the section entitled "Acquisition Proposals" set forth above;

          (iii) if (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer or the Tender Offer Agreement, or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Acquisition Proposal or (B) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; provided, that in the case of clauses (A) or (B), the Company shall comply with applicable requirements relating to the payment (including the timing of any payment) of Purchaser's expenses and the required Termination Fee described in the section entitled "Acquisition Proposals" set forth above; or

          (iv) upon the commencement or written threat of material litigation by any third party, which litigation could (A) have a Material Adverse Effect on the Company or Purchaser, (B) affect either party's ability to consummate the transactions contemplated in the Tender Offer Agreement, or
     (C) challenge the validity of the Tender Offer Agreement.

     By the Company:

          (i) if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Tender Offer Agreement; or

          (ii) if it elects to terminate the Tender Offer Agreement in accordance with the provisions described in "Acquisition Proposals" set forth above; provided that the Company has complied with such provisions, agreement providing for an Superior Unsolicited Proposal; provided that the Company has complied with all of it obligations described under the "Acquisition Proposals" section of this Offer to Purchaser.

     FEES AND EXPENSES. Pursuant to the Tender Offer Agreement, each party to the Tender Offer Agreement agreed to pay its own respective costs and expenses incurred in connection with the Tender Offer Agreement and the transactions contemplated thereby. As discussed in "Acquisition Proposals", the Company has also agreed in the Tender Offer Agreement that if the Board of Directors of the Company (i) withdraws or modifies its approval or recommendation of the Offer and the Tender Offer Agreement or (ii) approves or recommends an Unsolicited Superior Proposal or terminates the Tender Offer Agreement (and concurrently with or after such termination, chooses, and causes the Company, to enter into any agreement with respect to any Unsolicited Superior Proposal) it shall pay to Purchaser the Termination Fee as described in the section entitled "Acquisition Proposals" set forth above.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Subject to any applicable rules or regulations of the Commission, Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment, or, payment for, Shares tendered pursuant to the Offer, and may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by the Tender Offer Agreement if (i) at the expiration of the Offer, the Minimum Condition shall not have been satisfied or (ii) at any time prior to acceptance for payment for any such Shares any of following conditions (each referred to as an "Event") occurs or has occurred and continues to exist (each of paragraphs (a) through (i) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer):

          (a) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

          (b) there shall be in effect any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing Purchaser from acquiring the Identified Stockholders Shares;

          (c) there shall be in effect any action or proceeding instituted by, any governmental authority seeking to prevent Purchaser from acquiring the Identified Stockholders Shares or seeking material damages in connection with the transactions contemplated by the Tender Offer Agreement which continues to be outstanding;

          (d) there shall have been instituted against the Company or Purchaser any action or proceeding (judicial or otherwise) that seeks to enjoin or delay the Purchaser from acquiring the Identified Stockholders Shares;

          (e) any representation or warranty of the Company or any of the Identified Stockholders set forth in the Tender Offer Agreement shall not be true and correct in any material respect in each case as if such representation or warranty were made at the time of such determination (except for any representations or warranties which by their terms are given as of a specified date);

          (f) the Company or any Identified Stockholder shall fail to perform or comply in any material respect with any covenant or agreement to be performed or complied with by it or identified to be performed or complied with by it prior to the consummation of the Offer;

          (g) any necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation by Purchaser, Company or any Identified Stockholder of the transactions contemplated by the Tender Offer Agreement shall not have been obtained;

          (h) except as described in "Covenants Relating to the Conduct of Business", there shall have occurred any Material Adverse Effect, in the general affairs, business, management, operations, assets and liabilities or prospects of the Company and its subsidiaries taken as a whole or in the condition (financial or otherwise) of the Company or any of its subsidiaries; or

          (i) the Tender Offer Agreement shall have been terminated in accordance with its terms which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Purchaser and (i) may be asserted by Purchaser regardless of the circumstances giving rise to such condition (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Tender Offer Agreement) or (ii) may be waived by Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15.  CERTAIN REGULATORY AND LEGAL MATTERS.

     GENERAL.  Except as set forth in this Section 15, Purchaser is not aware of
(i) any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares or otherwise, or (ii) any approval or other action by any domestic (federal or state), foreign or supranational governmental authority, administrative agency or regulatory agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if the Minimum Condition has not been satisfied or if any of the Events specified in
Section 14 shall have occurred.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without conditions that Purchaser is not required to accept.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Sections 2 and 14.

     UNITED STATES ANTITRUST LAW. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Purchaser is in the process of preparing such filing. If, within the 15 calendar-day waiting period, either the Antitrust Division or the FTC issues a request for additional information or documentary materials (a "Second Request"), the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance by the parties with such Second Request.

     If the consummation of the Offer is delayed by the issuance of a Second Request, the Offer may be extended in Purchaser's sole discretion. In any event, the consummation of the Offer must be deferred until 10 days after the parties substantially comply with such Second Request or until the additional waiting period is earlier terminated by the FTC and the Antitrust Division. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act and, thereafter, the waiting period can be extended only by court order. Under the terms of the HSR Act, the Offer may not be consummated unless and until the filing and waiting period requirements of the HSR Act applicable to the Offer has been satisfied.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of a majority of the Shares. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Purchaser or its subsidiaries. Private parties and the Attorney Generals of the several States may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company has represented to Purchaser in the Tender Offer Agreement that it has taken all appropriate action so that the Purchaser is not considered an "interested stockholder" for purposes of the restrictions contained in Section 203.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes apply to the Offer and, therefore, Purchaser currently has not complied with any other such state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     FOREIGN APPROVALS. Based on information supplied by the Company, Purchaser does not believe that any foreign takeover statutes or similar regulatory provisions apply to the Offer and, therefore, Purchaser currently has not complied with any such foreign takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any foreign law or regulation purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any foreign takeover statute or regulation is applicable to the Offer and an appropriate court or other body does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant foreign authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16.  FEES AND EXPENSES.

     CIBC World Markets Corp. is acting as the Dealer Manager in connection with the Offer for which services it will receive customary compensation. Purchaser also has agreed to reimburse CIBC World Markets Corp. for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with their engagement, and to indemnify CIBC World Markets Corp. and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CIBC World Markets Corp. and its affiliates may actively trade the debt and equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Purchaser has retained EquiServe Trust Company, N.A. as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for its reasonable out-of-pocket expenses. The Depository may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.

     Except as described herein, neither Purchaser nor any officer, director, stockholder, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not comply with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the Commission a Statement on Schedule TO pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company anticipates filing with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule l4d-9 together with exhibits under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto, setting forth the recommendation of the Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The Schedule TO and Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                                   GILAT SATELLITE NETWORKS LTD.

October 17, 2000

                                                                         ANNEX I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser, as well as a description, if applicable, of any criminal, judicial or administrative proceedings involving such director or executive officer of Purchaser. Unless otherwise indicated, the current business address of each such person is c/o Gilat Satellite Networks Ltd., 21/D Yegia Kapayim Street, Daniv Park, Kiryat Arye, Petah Tikva 49130, Israel.

DIRECTORS

---------------------------------------------------------------------------------------------------------------
                                                                              POSITIONS FOR THE PAST FIVE YEARS
                                                    PRESENT PRINCIPAL           AND ANY CRIMINAL, JUDICIAL OR
          NAME               CITIZENSHIP       OCCUPATION/BUSINESS ADDRESS       ADMINISTRATIVE PROCEEDINGS
---------------------------------------------------------------------------------------------------------------
 YOEL GAT                 Israel             Chief Executive Officer and      Chief Executive Officer and
                                             Chairman of the Board of Di-     Director of Purchaser (from 1987
                                             rectors of Purchaser             until present).
                                                                              Chairman of the Board of Direc-
                                                                              tors of Purchaser (from July 1995
                                                                              until present).
---------------------------------------------------------------------------------------------------------------
 AMIRAM LEVINBERG         Israel             President, Chief Operating Of-   Director and Chief Operating Of-
                                             ficer and Director of Purchaser  ficer of Purchaser (from 1987 until present).
                                                                              President of Purchaser (from July
                                                                              1995 until present).
---------------------------------------------------------------------------------------------------------------
 SHLOMO TIROSH            Israel             Director of Purchaser            Director of Purchaser (from 1987
                                                                              until present).
                                             Address:
                                             Gilat Communications Ltd.        Chairman of Board of Directors of
                                             21/D Yegia Kapayim Street        Purchaser (from 1987 until July
                                             P.O. Box 7144                    1995).
                                             Petah Tikva 49130, Israel
                                                                              Chairman of the Board, Chief Ex-
                                                                              ecutive Officer and President of
                                                                              Gilat Communications Ltd. (from
                                                                              July 1990 to present).
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                              POSITIONS FOR THE PAST FIVE YEARS
                                                    PRESENT PRINCIPAL           AND ANY CRIMINAL, JUDICIAL OR
          NAME               CITIZENSHIP       OCCUPATION/BUSINESS ADDRESS       ADMINISTRATIVE PROCEEDINGS
---------------------------------------------------------------------------------------------------------------
 DOV TADMOR               Israel             Director of Purchaser            Director of Purchaser (from July
                                                                              1994 until present).
                                             Address:
                                             Saridar Investments Ltd.         Managing Director of Discount In-
                                             37 Shaul Hamelech Blvd.          vestment Corporation Ltd. ("DIC")
                                             Tel-Aviv                         and Discount Investment
                                             Israel                           Corporation Financial Manage-
                                                                              ment Ltd. ("DICFM") (from 1985
                                                                              until March 1999).
                                                                              In August 1999, an indictment was
                                                                              filed by the Tel Aviv District
                                                                              Attorney's Office in the Tel Aviv
                                                                              Magistrate's Court alleging
                                                                              certain violations of the Israeli
                                                                              Securities Law by DIC and certain
                                                                              of its officers, including Mr.
                                                                              Dov Tadmor, in his capacity as
                                                                              the former CEO of DIC. The
                                                                              indictment alleges that DIC's
                                                                              annual and quarterly financial
                                                                              statements for the period
                                                                              1990-1995 were misleading in
                                                                              connection with the failure to
                                                                              attach to DIC's financial
                                                                              statements sent to the Tel Aviv
                                                                              Stock Exchange and the Israel
                                                                              Registrar of Companies the finan-
                                                                              cial statements of three private
                                                                              Israeli companies of which DIC
                                                                              was a shareholder. In December
                                                                              1999, Mr. Tadmor and the other
                                                                              defendants pleaded not guilty to
                                                                              the charges, although one of the
                                                                              defendants subsequently entered
                                                                              into a plea agreement with the
                                                                              prosecution. The court commenced
                                                                              evidentiary proceedings in May
                                                                              2000.
---------------------------------------------------------------------------------------------------------------
 JOHN CONNELLY            United States      Director of Purchaser. Chair-    Director of Purchaser (from Janu-
                                             man and Chief Executive Of-      ary 1999 until present).
                                             ficer of GE American
                                             Communications, Inc.             Chairman and Chief Executive Of-
                                                                              ficer of GE American Communi-
                                             Address:                         cations, Inc. (from 1992 until
                                             GE American Communications,      present).
                                             Inc.
                                             Four Research Way
                                             Princeton, NJ 08540-6684
---------------------------------------------------------------------------------------------------------------

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

---------------------------------------------------------------------------------------------------------------
                                                                              POSITIONS FOR THE PAST FIVE YEARS
                                                    PRESENT PRINCIPAL           AND ANY CRIMINAL, JUDICIAL OR
          NAME               CITIZENSHIP       OCCUPATION/BUSINESS ADDRESS       ADMINISTRATIVE PROCEEDINGS
---------------------------------------------------------------------------------------------------------------
 GIDEON KAPLAN            Israel             Vice President, Technology of    Vice President, Technology of
                                             Purchaser                        Purchaser (from 1989 until
                                                                              present).
---------------------------------------------------------------------------------------------------------------
 YOAV LEIBOVITCH          Israel             Vice President, Finance and      Vice President, Finance and Ad-
                                             Administration and Chief Fi-     ministration and Chief Financial
                                             nancial Officer of Purchaser     Officer of Purchaser (from 1991
                                                                              until present).
---------------------------------------------------------------------------------------------------------------
 JOSHUA LEVINBERG         Israel             Senior Vice President, Busi-     Senior Vice President for
                                             ness Development of Purchaser    Business Development of Purchaser
                                                                              (from June 1999 until present;
                                                                              1994 until April 1998).
                                                                              Chief Executive Officer of Global
                                                                              Village Telecom (Antilles) N.V.
                                                                              (from April 1998 until June
                                                                              1999).
---------------------------------------------------------------------------------------------------------------
 JOANN R. BLASBERG        Israel and United  Vice President and General       Vice President and General
                          States             Counsel of Purchaser             Counsel of Purchaser (from August
                                                                              1995 until present).
---------------------------------------------------------------------------------------------------------------
 EREZ ANTEBI              Israel and Canada  Vice President, General Man-     Vice President, General Manager
                                             ager of Purchaser for Asia,      of Purchaser for Asia, Africa and
                                             Africa and Pacific Rim           Pacific Rim (from March 1999
                                                                              until present).
                                                                              Vice President, Business Develop-
                                                                              ment of Purchaser from January
                                                                              1998 to January 1999
                                                                              Vice President and General Man-
                                                                              ager of Gilat Inc. (from August
                                                                              1994 until December 1997).
---------------------------------------------------------------------------------------------------------------
 ALAN FREECE              United States      Chief Executive Officer and      Chief Executive Officer Gilat-to-
                                             President of Gilat Florida,      Home Latin America, Inc. (from
                                             Inc.                             May 2000 until present)
                                             Chief Executive Officer Gilat-   President of Gilat Florida, Inc.
                                             to-Home Latin America, Inc.      (from July 1997 until present).
                                             Address:                         Chief Executive Officer of Gilat
                                             1560 Sawgrass Corporate          Florida, Inc. (from January 1998
                                             Parkway, Suite 200               until present).
                                             Sunrise, Florida 33323
                                                                              Vice President of Marketing and
                                                                              Business Development at Spacenet
                                                                              Inc. (from 1995 to 1997).
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                              POSITIONS FOR THE PAST FIVE YEARS
                                                    PRESENT PRINCIPAL           AND ANY CRIMINAL, JUDICIAL OR
          NAME               CITIZENSHIP       OCCUPATION/BUSINESS ADDRESS       ADMINISTRATIVE PROCEEDINGS
---------------------------------------------------------------------------------------------------------------
 SHELDON REVKIN           United States      President and Chief Operating    President and Chief Operating Of-
                                             Officer of Spacenet Inc.         ficer of Spacenet Inc. (from
                                             Address:                         January 1999 until present).
                                             Spacenet Inc.
                                             1750 Old Meadow Rd.              Senior Vice President and General
                                             McLean, Va. 22102                Manager of the Wireless Networks
                                                                              Division of Hughes Network Sys-
                                                                              tems, Inc. ("HNS") and various
                                                                              other executive-level marketing,
                                                                              sales and operations positions
                                                                              within HNS (from May 1978 until
                                                                              January 1999).
---------------------------------------------------------------------------------------------------------------
 DAVID R. SHIFF           United States      Vice President, Sales and Mar-   Vice President of Sales and
                                             keting of Spacenet Inc.          Marketing of Spacenet Inc. (from
                                             Address:                         December 1998 until present).
                                             Spacenet Inc.
                                             1750 Old Meadow Rd.              Vice President of Sales, Hughes
                                             McLean, Va. 22102                Network Systems, a division of
                                                                              Hughes Electronics (from 1994
                                                                              until 1998).
---------------------------------------------------------------------------------------------------------------
 ROBERT A. GIVENS         United States and  President of Gilat Satellite     President of Gilat Satellite Net-
                          France             Networks (Europe) Inc.           works (Europe) Inc. (from Spring
                                             Address:                         2000 until present).
                                             267 Blvd. Pereire
                                             75017 Paris                      Chief Financial Officer;
                                             France                           Executive Vice President and
                                                                              General Manager for Europe and
                                                                              Eastern Europe of Global One
                                                                              Communications S.A. (from 1996
                                                                              until 2000).
                                                                              Founded and operated Profit De-
                                                                              velopment, a transition manage-
                                                                              ment company, providing temporary
                                                                              management for European and
                                                                              American companies undergoing
                                                                              corporate change (from 1982 until
                                                                              1996).
---------------------------------------------------------------------------------------------------------------

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                   EQUISERVE

                        (For Information (781) 575-3400)

           By Mail:                  By Overnight Courier:                 By Hand:
        EquiServe, N.A.                 EquiServe, N.A.              Securities Transfer &
         P.O. Box 9573                40 Campanelli Drive             Reporting Services
     Boston, MA 02205-9573            Braintree, MA 02184                c/o EquiServe
                                                                 100 Williams Street, Galleria
                                                                      New York, NY 10038

     Questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      The Dealer Manager for the Offer is:

                            CIBC WORLD MARKETS CORP.

                           One World Financial Center
                            New York, New York 10281
                         (212) 667-6355 (800) 999-6726
                           Attention: Isabel Thompson